Filed Pursuant to Rule 424b(3)
Registration Nos. 333-166320
CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
SUPPLEMENT DATED DECEMBER 31, 2010 TO THE
PROSPECTUS AND DISCLOSURE DOCUMENT DATED AUGUST 6, 2010
This Supplement, which supersedes the Supplement dated September 17, 2010, updates certain information relating to Campbell & Company, Inc., contained in the Prospectus and Disclosure Document dated August 6, 2010, as supplemented from time-to-time (the “Prospectus”) of Campbell Strategic Allocation Fund, L.P. (the “Fund”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.
Prospective investors in the Fund should review carefully the contents of both this Supplement and the Prospectus.
1.	Effective September 17, 2010, the over-the-counter counterparties for the Fund have been changed from Deutsche Bank AG London and The Royal Bank of Scotland plc to UBS AG Zurich and The Royal Bank of Scotland plc. All references in the Prospectus to the over-the-counter counterparties are amended to reflect UBS AG Zurich and The Royal Bank of Scotland plc as the over-the-counter counterparties.
2.	Effective December 27, 2010, the Fund has terminated Wilmington Trust Investment Management LLC’s role as cash manager. Horizon Cash Management LLC (“Horizon”) has been appointed the sole cash manager for the Fund. All references in the Prospectus to the cash manager are amended to reflect Horizon as the sole cash manager.
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All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN
THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE
DOCUMENT.

CAMPBELL & COMPANY, INC.
General Partner